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David Naumann
612-587-2522
david.naumann@retek.com

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Retek Inc. Announces New CEO

Accenture Global Retail and CGS Industries Executive Marty Leestma Named President and CEO of Retek Inc.

MINNEAPOLIS – March 17, 2003 — Retek Inc. (Nasdaq: RETK) announced today that Marty Leestma, a 23-year veteran of Accenture and Accenture’s Global Managing Partner, Retail and Consumer Goods & Services (CGS) Industries, has been named President, Chief Executive Officer and a director of Retek effective immediately.

Mr. Leestma, 44, succeeds outgoing President, CEO and director Steve Ladwig, who resigned to pursue other opportunities, and has agreed to serve as a consultant to Retek to assist in transition, planning and other matters of importance to the company.

Commenting on the announcement, John Buchanan, Chairman of the Board of Retek said: “We are excited to have Marty come onboard and become part of the Retek family. Marty, as the founding Accenture partner associated with Retek’s establishment, was instrumental in driving our first generation client server product as well as retail industry best practices into our solution offering. As the lead executive from one of our major alliance partners, he played a major role in helping us grow Retek’s business from $5 million in revenue to the industry leader we are today.”

“Marty knows how to lead creative, customer-focused organizations, and manage and grow complex businesses both in the United States and internationally,” Mr. Buchanan said. “We look forward to having Marty lead the company.”

As Accenture’s Global Industry Managing Partner, Mr. Leestma was responsible for leading a team focused on providing tailored consulting, technology and outsourcing services across the retail and consumer packaged goods sectors. With a solid understanding of industry evolution, business issues and applicable technologies,

Mr. Leestma was responsible for helping retail and consumer goods clients worldwide accelerate their visions and create tangible value.

Previously, Mr. Leestma served as Managing Partner Consumer Goods & Services — North America with responsibility for leading 500 full-time professionals serving clients that spanned internet start up companies through Fortune 500 organizations.

Of his appointment, Mr. Leestma commented, “I am looking forward to the opportunity to lead a very talented team at Retek. Together, we will continue to leverage the market leadership position the organization has achieved through its superior product offering, while creating a new and exciting vision of the future.

Mr. Leestma started at Accenture in 1980, was promoted to Partner in 1991, Global Managing Partner of Retail Technology in 1996, Managing Partner Consumer Goods & Services in 1999, and Global Industry Managing Partner in 2002.

About Retek Inc.

Retek Inc. (Nasdaq: RETK) is the leading provider of mission-critical software and services to the retail industry. Retek 10 integrates collaborative software with patented predictive technologies, consulting services, and the best practices of customers and partners to help retailers create, manage and fulfill consumer demand. Leading global retailers including Tesco, Best Buy, Gap Inc., Sainsbury’s, Eckerd Corp. and Selfridges use Retek solutions. On the net: Retek at http://www.retek.com.

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Retek is a trademark of Retek Inc. Other names may be trademarks of their respective owners.

Forward-looking statements contained in this press release are made under the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or future financial performance and may, in some cases, be identified by terminology such as “may”, “will”, “should”, “expects”, “intends”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential”, “continue”, or the negative of these terms or other comparable terminology. Any such statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated. Such risks and uncertainties include, without limitations, the demand for and market acceptance of our software solutions, our ability to develop and market new products on a timely basis, general economic conditions in the retail industry and other risks and uncertainties that are described from time to time in the company’s Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission.

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